Exhibit 10.28
AKEBIA THERAPEUTICS, INC.
CASH INCENTIVE PLAN
January 19, 2022

This Cash Incentive Plan (the “Plan”) has been established to advance the interests of Akebia Therapeutics, Inc. (the “Company”) by providing for the grant of Cash Incentive Awards to eligible employees of the Company and its subsidiaries.
I.     ADMINISTRATION
The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”). For purposes of the Plan, “Committee” means the Compensation Committee of the Board of Directors of the Company.
    The Administrator has the authority to interpret the Plan and Cash Incentive Awards, to determine eligibility for Cash Incentive Awards, to determine the terms of and the conditions applicable to any Cash Incentive Award, and generally to do all things necessary to administer the Plan. Any interpretation or decision by the Administrator with respect to the Plan or any Cash Incentive Award will be final and conclusive as to all parties.
II.     ELIGIBILITY; PARTICIPANTS
Executive officers and other employees of the Company and its subsidiaries shall be eligible to participate in the Plan. The Administrator will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Cash Incentive Award under the Plan will not entitle an individual to participate with respect to a subsequent Cash Incentive Award or Cash Incentive Awards, if any.
III.     GRANT OF AWARDS
The term “Cash Incentive Award” as used in the Plan means an award opportunity, including an annual cash compensation award, that is granted to a Participant with respect to a specified performance period (consisting of the Company’s fiscal year or such other period as the Administrator may determine, each a “Performance Period”) payable if certain performance conditions are satisfied. A Participant who is granted a Cash Incentive Award will be entitled to a payment, if any, under the Cash Incentive Award if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Cash Incentive Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) a Cash Incentive Award, the Participant agrees (or will be deemed to agree) to the terms of the Cash Incentive Award and the Plan. For each Cash Incentive Award, the Administrator shall establish the following:
(a) the Performance Criteria (as defined in Section IV below) applicable to the Cash Incentive Award, subject to adjustment as provided herein;
(b) the amount or amounts that will be payable if the Performance Criteria are achieved, subject to adjustment as provided herein; and
(c) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.
IV.     PERFORMANCE CRITERIA

Exhibit 10.28
As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of a Cash Incentive Award. A Performance Criterion and any targets with respect thereto determined by the Administrator may be applied to a Participant or Participants on an individual basis, a business unit or division, or the Company as a whole. A Performance Criterion will mean a determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; manufacturing or process development; achievement of clinical trial or research objectives, regulatory or other filings or approvals or other product development milestones or any other performance measure selected by the Administrator. The Administrator may establish that one or more of the Performance Criteria applicable to such Cash Incentive Award may or will be adjusted to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles or such other factors as the Administrator determines) occurring during the Performance Period that affect the applicable Performance Criteria.
V.     CONFIRMATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS
The Administrator will determine whether and to what extent, if at all, the Performance Criteria applicable to each Cash Incentive Award granted for the Performance Period have been satisfied and apply any adjustments, whether established at the time the Performance Criteria were established or that the Administrator otherwise determines to be appropriate. The Administrator shall then determine the actual payment, if any, under each Cash Incentive Award. The Administrator may, in its reasonable discretion, after determining the amount that would otherwise be payable under any Cash Incentive Award for a Performance Period, increase or reduce (including to zero) the actual payment, if any, to be made under such Cash Incentive Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant, as appropriate. In each case, the Administrator’s discretionary determination, which may affect different Cash Incentive Awards differently, will be binding on all parties.
VI.     PAYMENT UNDER AWARDS
Except as otherwise determined by the Administrator or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends or the end of the calendar year in which the Administrator approves the amount payable to a Participant, if earlier; provided, that the Administrator may authorize elective deferrals of any Cash Incentive Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”). The Administrator may, but need not, provide that a Cash Incentive Award payment will not be made unless the Participant has remained employed with

Exhibit 10.28
the Company and its subsidiaries through the date of payment. Cash Incentive Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A.
VII.     TAX WITHHOLDING; LIMITATION ON LIABILITY
All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.
Neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Cash Incentive Award that may arise or otherwise be asserted with respect to a Cash Incentive Award, including, but not limited to, by reason of the application of Section IX below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of a Cash Incentive Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.
VIII.     AMENDMENT AND TERMINATION
The Committee may amend the Plan at any time and from time to time. The Committee may at any time terminate the Plan.
IX.     MISCELLANEOUS
Cash Incentive Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Cash Incentive Awards, in each case (a) to the extent provided by the Administrator in connection with (i) a breach by the Participant of a Cash Incentive Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (b) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting a Cash Incentive Award pursuant to the Plan, agrees to return the full amount required under this Section IX at such time and in such manner as the Administrator shall determine in its sole discretion.
No person shall have any claim or right to be granted a Cash Incentive Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its affiliates for that Performance Period or for any other period. The loss of a Cash Incentive Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.
    The Plan shall be effective upon adoption of the Plan by the Board of Directors of the Company (the “Effective Date”) and shall supersede and replace the Company’s current cash incentive plan.